Exhibit 99.1

CHERRY HILL MORTGAGE INVESTMENT CORPORATION

TO ACQUIRE MORTGAGE COMPANY

– Company to Acquire Aurora Financial Group Inc. and its $700 Million UPB Servicing Portfolio –

– Provides Company with Meaningful Diversification and Additional Growth Opportunities –

MOORESTOWN, NJ – February 10, 2015 — Cherry Hill Mortgage Investment Corporation (NYSE: CHMI) (“Cherry Hill” or the “Company”), today announced that it has entered into an agreement whereby its taxable REIT subsidiary, CHMI Solutions, Inc., will acquire Aurora Financial Group Inc. (“Aurora”) for approximately $4.0 million plus the assumption of approximately $3.0 million in liabilities. Aurora‘s MSR portfolio had an unpaid principal balance (“UPB”) of approximately $700 million as of December 31, 2014.

Cherry Hill and Aurora will immediately begin seeking approval for the change in control from the agencies, which is expected to significantly accelerate the agency approval process.

“The acquisition of Aurora is a significant milestone for Cherry Hill on several levels,” said Jay Lown, Cherry Hill Mortgage Investment Corporation’s President and Chief Investment Officer. “Upon closing, we will have received approvals to service loans for the agencies and a MSR portfolio with approximately $700 million of UPB, thus strengthening our asset base.”

Mr. Lown added, “The agency approvals give us the ability to embark on our previously stated strategy of purchasing full MSRs. The timing of execution of this strategy will depend on market conditions and available financing. The ability to purchase full MSRs will expand market opportunities for the Company and allow us to create our own Excess MSRs. Ultimately, we will become a more servicing-centric company with additional avenues for growth while continuing to focus on opportunities that will generate attractive risk-adjusted long-term returns for our shareholders.”

The transaction is subject to customary closing conditions, including agency and regulatory approvals of the change in control, and is expected to close by the end of the second quarter of 2015.

About Cherry Hill Mortgage Investment Corporation

Cherry Hill Mortgage Investment Corporation is a real estate finance company that acquires, invests in and manages residential mortgage assets in the United States. Cherry Hill Mortgage Investment Corporation is externally managed and advised by Cherry Hill Mortgage Management, LLC, which is an affiliate of Freedom Mortgage Corporation.

Cherry Hill Mortgage Investment Corporation • 301 Harper Drive, Suite 110, Moorestown, NJ 08057 • (877) 870-7005 • www.CHMIreit.com

Forward-Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and other documents filed by the Company with the Securities and Exchange Commission.

Contact:

Investor Relations

(877) 870 – 7005

InvestorRelations@CHMIreit.com

Cherry Hill Mortgage Investment Corporation • 301 Harper Drive, Suite 110, Moorestown, NJ 08057 • (877) 870-7005 • www.CHMIreit.com